Exhibit 99.1
Current Business Information
Quarter-to-Date
November 22, 2005

	October 2005 % Change vs. Prior Year	Commentary

Consolidated Sales	6	Gases and Chemicals both higher versus prior year.

Electronics Sales 3 month average**	5	Specialty material volumes continue to increase. On- site/pipeline business higher as well. Strong prior year equipment sales.

EPI On-site/Pipeline Volume	(20)	HyCO volumes impacted by the after effects of Hurricanes Katrina and Rita.

Asia Liquid/Bulk Volume	16	Strong liquid demand across the region, particularly Taiwan and Korea.

North America Gases:

Liquid/Bulk Volume	(8)	LOX/LIN up 4%, LHY volumes impacted by hurricane and supplier outage in Sarnia.

LOX/LIN Price	4	Pricing programs and surcharges.

Europe Gases:

Liquid/Bulk Volume	3	LOX & LIN volumes generally stronger across the continent and weaker in the UK.

Cylinder Volume	0

LOX/LIN Price	2	Pricing programs and favorable mix.

Chemical Sales Volume:	0

Performance Volume	(3)	Surfactants volumes higher but offset by lower volumes in Epoxies and Emulsions. Continuing to raise prices to offset higher raw material costs.

Intermediates Volume	6	Polyurethane Intermediates volumes higher (customer outage in PY), Amines soft.
** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.
Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.